UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934


                           Miramar Mining Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    60466E100
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                             Peter A. Nussbaum, Esq.
--------------------------------------------------------------------------------
                          S.A.C. Capital Advisors, LLC
                             72 Cummings Point Road
                               Stamford, CT 06902
                                 (203) 890-2000
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)


                                October 15, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

       If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or
       240.13d-1(g), check the following box:   [ ]

       Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

       * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                    SCHEDULE 13D

---------------------------                              -----------------------
CUSIP No. 60466E100                                      Page 2 of  9 Pages
---------------------------                              -----------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            CR Intrinsic Investors, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                       (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              11,410,800
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                11,410,800
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            11,410,800
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.2%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                    SCHEDULE 13D

---------------------------                              -----------------------
CUSIP No. 60466E100                                      Page 3 of  9 Pages
---------------------------                              -----------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            CR Intrinsic Investments, LLC
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                       (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            Anguilla, British West Indies
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              11,410,800
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                11,410,800
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            11,410,800
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.2%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            00
----------- --------------------------------------------------------------------

                                    SCHEDULE 13D

---------------------------                              -----------------------
CUSIP No. 60466E100                                      Page 4 of  9 Pages
---------------------------                              -----------------------
----------- --------------------------------------------------------------------
    1       NAME OF REPORTING PERSON
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Steven A. Cohen
----------- --------------------------------------------------------------------
    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP           (a) [ ]
                                                                       (b) [X]
----------- --------------------------------------------------------------------
    3       SEC USE ONLY
----------- --------------------------------------------------------------------
    4       SOURCE OF FUNDS

            AF
----------- --------------------------------------------------------------------
    5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
            ITEMS 2(d) or 2(e)     [ ]

----------- --------------------------------------------------------------------
    6       CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
--------------------- --------- ------------------------------------------------
                         7      SOLE VOTING POWER

                                0
                      --------- ------------------------------------------------
                         8      SHARED VOTING POWER
NUMBER OF SHARES
BENEFICIALLY OWNED              11,410,800
BY EACH REPORTING     --------- ------------------------------------------------
PERSON WITH              9      SOLE DISPOSITIVE POWER

                                0
                      --------- ------------------------------------------------
                         10     SHARED DISPOSITIVE POWER

                                11,410,800
----------- --------------------------------------------------------------------
    11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            11,410,800
----------- --------------------------------------------------------------------
    12      CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
            SHARES (SEE INSTRUCTIONS)

----------- --------------------------------------------------------------------
    13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

            5.2%
----------- --------------------------------------------------------------------
    14      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

            IN
----------- --------------------------------------------------------------------

Item 1.   Security and the Issuer

     This Schedule 13D relates to the shares of common stock, no par value per share (the "Common Stock"), of Miramar Mining Corporation, a Canadian corporation (the "Issuer"). The principal executive office of the Issuer is located at #300-889 Harbourside Drive, North Vancouver, British Columbia, Canada V7P 3S1. This Schedule 13D is being filed because of the potential transaction having the effect of changing control of the Issuer as reported in the Issuer's Form 6-K filed with the Securities and Exchange Commission on October 9, 2007.

Item 2.   Identity and Background

     (a) This statement is filed by:

          (i) CR Intrinsic Investors, LLC ("CR Intrinsic Investors") with respect to shares of Common Stock directly beneficially owned by CR Intrinsic Investments, LLC ("CR Intrinsic Investments");

          (ii) CR Intrinsic Investments with respect to shares of Common Stock directly beneficially owned by it; and

          (iii) Steven A. Cohen with respect to shares of Common Stock beneficially owned by CR Intrinsic Investors and CR Intrinsic Investments.

     CR Intrinsic Investors, CR Intrinsic Investments and Mr. Cohen (collectively, the "Reporting Persons") expressly disclaim beneficial ownership of securities directly beneficially owned by any person or entity other than, to the extent of any pecuniary interest therein, the various accounts under the Reporting Persons' management and control.

     (b) The address of the principal business office of (i) CR Intrinsic Investors and Mr. Cohen is 72 Cummings Point Road, Stamford, Connecticut 06902, and (ii) CR Intrinsic Investments is Box 174, Mitchell House, The Valley, Anguilla, British West Indies.

     (c) The principal business of CR Intrinsic Investments is to serve as a private investment limited liability company. The principal business of CR Intrinsic Investors is to serve as investment manager to CR Intrinsic Investments, and to control the investing and trading in securities by CR Intrinsic Investments. The principal business of Mr. Cohen is to serve as a principal of CR Intrinsic Investors and other affiliated entities.

     (d) None of the Reporting Persons has, during the last five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

     (e) None of the Reporting Persons has, during the last five years, been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     (f) CR Intrinsic Investors is a Delaware limited liability company. CR Intrinsic Investments is an Anguillan limited liability company. Mr. Cohen is a United States citizen.

Item 3.   Source and Amount of Funds or Other Consideration.

     CR Intrinsic Investments expended an aggregate of approximately $72,500,000 of its investment capital to purchase the 11,410,800 shares of Common Stock. Such transactions were effected in open market purchases and acquired in the ordinary course of business, and are held by CR Intrinsic Investments in a commingled margin account maintained at Goldman Sachs International and Goldman Sachs & Co., which may extend margin credit to the Reporting Persons as and when required to open or carry positions in the margin account, subject to applicable federal margin regulations, stock exchange rules and credit policies. In such instances, the positions held in the margin account are pledged as collateral security for the repayment of debit balances in the account. The margin account may from time to time have debit balances. Since other securities are held in the margin account, it is not possible to determine the amounts, if any, of margin used to purchase the shares of Common Stock reported herein.

Item 4.   Purpose of Transaction.

     CR Intrinsic Investments acquired the Common Stock subject to this Schedule 13D for investment purposes, in the ordinary course of business after the announcement of a potential transaction having the effect of changing control of the Issuer reported in the Issuer's Form 6-K filed with the Securities and Exchange Commission on October 9, 2007, and not with the purpose nor with the effect of changing or influencing the control or management of the Issuer and without any agreement with any third party to act together for the purpose of acquiring, holding, voting or disposing of equity securities of the Issuer.

     As part of the Reporting Persons' continuing evaluation of, and preservation of the value of their investment in the Common Stock of the Issuer, the Reporting Persons may from time to time (i) engage in discussions with certain persons, including, without limitation, management or representatives, the Issuer's Board of Directors, other shareholders of the Issuer and other relevant parties concerning matters with respect to the Reporting Persons' investment in the Common Stock, including, without limitation, the business, operations, governance, management, strategy and future plans of the Issuer,
(ii) write letters to, and respond to inquiries from, various parties, including without limitation, the Issuer's Board of Directors, management or representatives, other shareholders and other persons or entities regarding the Issuer's affairs and strategic alternatives.

     Depending on various factors, including, the Issuer's financial position and strategic direction, the outcome of any discussions referenced above, actions taken by the Board of Directors, price levels of the Common Stock, other investment opportunities available to the Reporting Persons, conditions in the securities market and general economic and industry conditions, the Reporting Persons may in the future take such actions with respect to their investment in the Issuer as they deem appropriate with respect to any or all matters referred to in this Item 4 of Schedule 13D. The Reporting Persons may, from time to time, acquire or cause an affiliate to acquire additional Common Stock or dispose of or cause an affiliate to dispose of some or all of their Common Stock, engage in short-selling or hedging or similar transactions with some or all of their Common Stock, or may continue to hold the Common Stock, depending on business and market conditions, their continuing evaluation of the business and prospects of the Issuer, general investment and trading policies of the Reporting Persons, and other factors, including changing their intention with respect to any or all matters referred to in this Item 4 of Schedule 13D. Except as set forth herein, or as would occur upon completion of any of the matters discussed herein, the Reporting Persons have no present plan or proposal that would relate to or result in any of the matters set forth in subparagraphs (a)-(j) of Item 4 of Schedule 13D.

Item 5.   Interest in Securities of the Issuer.

     (a) As of the close of business on October 24, 2007, the Reporting Persons beneficially own an aggregate of 11,410,800 shares of Common Stock, representing approximately 5.2% of the shares of Common Stock outstanding. The Percentages used herein are based upon 220,807,634 shares of Common Stock reported to be outstanding as of October 8, 2007 as reported in the Support Agreement between Newmont Mining Corporation, Newmont Mining B.C. Limited and Miramar Mining Corporation, dated October 8, 2007, filed as an exhibit to the Schedule 13D filed with the Securities and Exchange Commission by Newmont Mining Corporation of Canada Limited and Newmont Mining Corporation on October 9, 2007.

     CR Intrinsic Investors and Mr. Cohen own directly no shares of Common Stock. Pursuant to an investment management agreement, CR Intrinsic Investors holds all investment and voting power with respect to securities held by CR Intrinsic Investments. Mr. Cohen, through one or more intermediary holding companies, controls CR Intrinsic Investments. By reason of the provisions of Rule 13d-3 of the Act, as amended, each of CR Intrinsic Investors and Mr. Cohen may be deemed to own beneficially 11,410,800 shares of Common Stock (constituting approximately 5.2% of the shares of Common Stock outstanding).

     (b) None of the Reporting Persons has sole power to vote or direct the vote or sole power to dispose or direct the disposition of shares of Common Stock.

          (i) CR Intrinsic Investors has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 11,410,800 shares of Common Stock, constituting approximately 5.2% of such class of securities;

          (ii) CR Intrinsic Investments has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 11,410,800 shares of Common Stock, constituting approximately 5.2% of such class of securities; and

          (iii) Steven A. Cohen has shared power to vote or direct the vote and shared power to dispose or direct the disposition of 11,410,800 shares of Common Stock, constituting approximately 5.2% of such class of securities.

     (c) Information concerning transactions in the shares of Common Stock effected by the Reporting Persons during the past 60 days is set forth in Schedule A hereto and is incorporated herein by reference. All of such transactions were effected in open market purchases through various brokerage entities on the Toronto Venture Exchange and the American Stock Exchange.

     (d) No person other than CR Intrinsic Investors, CR Intrinsic Investments and Steven A. Cohen is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Common Stock directly beneficially owned by CR Intrinsic Investments.

     (e) Not applicable.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

     Other than as described herein, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the Reporting Persons and any other person with respect to the securities of the Issuer.

     The Reporting Persons may, from time to time, enter into and dispose of cash-settled equity swaps or other similar derivative transactions with one or more counterparties that are based upon the value of shares of Common Stock, which transactions may be significant in amount. The profit, loss and/or return on such contracts may be wholly or partially dependent on the market value of the shares of Common Stock, the relative value of shares of Common Stock in comparison to one or more other financial instruments, indexes or securities, a basket or group of securities in which shares of Common Stock may be included, or a combination of any of the foregoing. As of the close of business on October 24, 2003, and affiliate of the Reporting Persons, S.A.C. MultiQuant Fund, LLC, has 114,297 shares of Common Stock on loan from a third party to cover an open short position in the same number of shares of Common Stock. These contracts do not give the Reporting Persons direct or indirect voting, investment or dispositive control over any securities of the Issuer and do not require the counterparties thereto to acquire, hold, vote or dispose of any securities of the Issuer. Accordingly, the Reporting Persons disclaim any beneficial ownership in any securities that may be referenced in such contracts or that may be held from time to time by any counterparties to such contracts.

Item 7.   Material to be filed as Exhibits.

1.  Schedule A - Sixty Day Trading History
2.  Exhibit A - Joint Filing Agreement

                                   SIGNATURES

     After reasonable inquiry and to the best of each of the undersigned's knowledge and belief, each of the undersigned, severally and not jointly, certifies that the information set forth in this statement is true, complete and correct.

Dated: October 25, 2007


                                 CR INTRINSIC INVESTORS, LLC


                                 By:   /s/ Peter Nussbaum
                                       -----------------------------------------
                                       Name:  Peter Nussbaum
                                       Title: Authorized Person


                                 CR INTRINSIC INVESTMENTS, LLC


                                  By:   /s/ Peter Nussbaum
                                       -----------------------------------------
                                       Name:  Peter Nussbaum
                                       Title: Authorized Person


                                 STEVEN A. COHEN


                                  By:   /s/ Peter Nussbaum
                                       -----------------------------------------
                                       Name:  Peter Nussbaum
                                       Title: Authorized Person



                                             Schedule A
                                             ----------

                      SIXTY DAY TRADING HISTORY, MIRAMAR MINING CORPORATION


----------------- ----------------------------------------- -------------- ---------------- --------------------------
      Date                      Company Name                    Amount     Price Per Share   Canadian Dollars (CAD)/
                                                                                                US Dollars (USD)
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/27/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.54  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/27/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.54  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/27/2007  S.A.C. MultiQuant Fund, LLC                         100             4.55  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/27/2007  S.A.C. MultiQuant Fund, LLC                         400             4.56  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/27/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.59  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/27/2007  S.A.C. MultiQuant Fund, LLC                        -600              4.6  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/27/2007  S.A.C. MultiQuant Fund, LLC                         500             4.61  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/27/2007  S.A.C. MultiQuant Fund, LLC                        -700             4.62  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/27/2007  S.A.C. MultiQuant Fund, LLC                         500             4.62  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/27/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.63  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/27/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.64  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/27/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.65  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/27/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.66  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                         500             4.41  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.42  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.43  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.43  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                         500             4.44  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.44  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                         700             4.45  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                       -2400             4.45  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                        2700             4.46  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.46  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.47  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                       -1100             4.47  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                         600             4.48  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                       -2000             4.48  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                         500             4.49  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                        2600              4.5  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.51  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.52  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                        1500             4.52  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.53  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                        1900             4.53  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/28/2007  S.A.C. MultiQuant Fund, LLC                         300             4.54  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/29/2007  S.A.C. MultiQuant Fund, LLC                         300             4.15  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/29/2007  S.A.C. MultiQuant Fund, LLC                        -300             4.21  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/29/2007  S.A.C. MultiQuant Fund, LLC                         500             4.41  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/29/2007  S.A.C. MultiQuant Fund, LLC                       -1500             4.44  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/29/2007  S.A.C. MultiQuant Fund, LLC                         500             4.44  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/29/2007  S.A.C. MultiQuant Fund, LLC                         500             4.45  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/29/2007  S.A.C. MultiQuant Fund, LLC                       -1200             4.45  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------


       8/29/2007  S.A.C. MultiQuant Fund, LLC                         500             4.46  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/29/2007  S.A.C. MultiQuant Fund, LLC                       -1800             4.47  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/29/2007  S.A.C. MultiQuant Fund, LLC                         300         4.471652  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/30/2007  S.A.C. MultiQuant Fund, LLC                         200             4.38  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/30/2007  S.A.C. MultiQuant Fund, LLC                         300             4.39  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/30/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.43  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/30/2007  S.A.C. MultiQuant Fund, LLC                       -3800             4.45  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/30/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.46  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/30/2007  S.A.C. MultiQuant Fund, LLC                         500             4.46  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/30/2007  S.A.C. MultiQuant Fund, LLC                       -1300             4.47  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/30/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.47  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/30/2007  S.A.C. MultiQuant Fund, LLC                        -700             4.48  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/30/2007  S.A.C. MultiQuant Fund, LLC                         500             4.48  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/30/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.49  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/30/2007  S.A.C. MultiQuant Fund, LLC                        -500              4.5  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/30/2007  S.A.C. MultiQuant Fund, LLC                        -600             4.51  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/30/2007  S.A.C. MultiQuant Fund, LLC                       -1100             4.52  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/30/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.53  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/30/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.54  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/31/2007  S.A.C. MultiQuant Fund, LLC                        1500             4.55  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/31/2007  S.A.C. MultiQuant Fund, LLC                        -700             4.56  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/31/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.56  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/31/2007  S.A.C. MultiQuant Fund, LLC                         800             4.57  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/31/2007  S.A.C. MultiQuant Fund, LLC                        3500             4.58  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/31/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.58  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/31/2007  S.A.C. MultiQuant Fund, LLC                        -300             4.59  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/31/2007  S.A.C. MultiQuant Fund, LLC                       -1700              4.6  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/31/2007  S.A.C. MultiQuant Fund, LLC                        -600             4.61  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/31/2007  S.A.C. MultiQuant Fund, LLC                         500             4.61  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/31/2007  S.A.C. MultiQuant Fund, LLC                       -2100             4.62  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/31/2007  S.A.C. MultiQuant Fund, LLC                       -2000             4.63  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       8/31/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.64  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.38  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                        -300             4.39  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                        -200              4.4  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.42  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.43  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.45  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.46  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                        -300             4.49  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                        2300             4.49  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.55  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                         500              4.6  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.61  CAD
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

        9/4/2007  S.A.C. MultiQuant Fund, LLC                        -600             4.62  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.63  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                        -900             4.64  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.66  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                         500             4.66  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.69  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                       -2300             4.71  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                       -2500             4.74  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.75  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                       -1600             4.76  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.77  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/4/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.79  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.41  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.43  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                       -1200             4.44  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                        -900             4.45  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                        -700             4.46  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                        -300             4.47  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                       -1100             4.48  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                        7000             4.48  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.49  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                        -200              4.5  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                        -700             4.51  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                        -300             4.52  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                         400             4.65  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.67  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.68  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                       -1300             4.69  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                         500             4.69  CAD
------------------ ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                       -1300              4.7  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.71  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                       -1500             4.72  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                       -7000         4.720576  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                       -1500             4.73  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                         100             4.73  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.74  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                         500             4.74  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                       -3500             4.75  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                        -600             4.76  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                         700             4.76  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                       -3300             4.77  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                         500             4.77  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                       -4500             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                         500             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------


        9/5/2007  S.A.C. MultiQuant Fund, LLC                       -1500             4.79  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/5/2007  S.A.C. MultiQuant Fund, LLC                       -3000              4.8  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.55  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.57  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.58  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -800             4.59  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                       -1100              4.6  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                       -1300             4.61  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.62  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.64  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.65  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.66  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.67  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -800             4.68  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.69  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                       -1900              4.7  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.71  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -600             4.72  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                       12997             4.72  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -597             4.73  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                       -1300             4.74  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.75  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.76  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -800             4.77  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.78  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        1100             4.84  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                         500             4.85  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.85  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                         100             4.86  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                       -1500             4.86  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                       -1300             4.87  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.88  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                         600             4.91  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                       -3000             4.92  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                         500             4.92  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.93  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                         100             4.93  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.94  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                         700             4.95  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.95  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.96  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        1100             4.96  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -600             4.96  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                      -12997          4.96898  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------


        9/6/2007  S.A.C. MultiQuant Fund, LLC                       -5500             4.97  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                       -3000             4.98  CAD
------------------ ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                       -1500             4.99  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                         400                5  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                       -1500                5  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                       -1900             5.01  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                       -2600             5.02  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                        -900             5.03  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/6/2007  S.A.C. MultiQuant Fund, LLC                       -1900             5.04  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                        1485             4.78  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                        1283             4.79  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                         800            4.795  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                        2000           4.7999  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                        -100              4.8  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                        2500              4.8  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.81  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                         300             4.81  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                       -9100             4.82  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                         300             4.83  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                         732             4.84  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                         100             4.95  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                         100             4.96  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                         400             4.97  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                       -2500             4.99  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                         400             4.99  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                       -1000                5  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                        1000             5.01  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                        -500             5.02  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                         500             5.03  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                        -500             5.03  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                        -400             5.04  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                         200             5.04  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                       -2000             5.05  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                        -100             5.06  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                         500             5.07  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                        -900             5.07  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                         300             5.07  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                        9100         5.085823  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                        -500             5.09  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
        9/7/2007  S.A.C. MultiQuant Fund, LLC                        -500              5.1  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                         900             4.77  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.83  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.84  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                        -600             4.86  USD
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

       9/10/2007  S.A.C. MultiQuant Fund, LLC                        1500              4.9  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                         500             4.91  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                         500             4.94  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                         600             4.95  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.95  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                       -2500             4.96  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                        1500             4.96  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                         400             4.97  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.97  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                         500             4.99  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                        1500                5  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                        -500                5  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                       -1000             5.01  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                         500             5.02  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                       -1000             5.02  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                        -900         5.020425  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                        2000             5.07  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                         500             5.08  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                         500             5.09  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                        -500             5.09  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                         500              5.1  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                        -500              5.1  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                        1000             5.11  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                        -500             5.11  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                        -500             5.12  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/10/2007  S.A.C. MultiQuant Fund, LLC                        -500             5.14  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                         100             4.87  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                        -800             4.87  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                         400             4.87  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.88  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.89  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                        -500              4.9  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                         200              4.9  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                         500             4.91  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                        -900             4.92  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.93  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.94  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.95  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                         800             4.95  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                         500             4.96  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.98  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                        1100             4.98  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.99  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                         500             4.99  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------


       9/11/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.99  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                        -500                5  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                         500                5  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                       -1000             5.01  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                         500             5.01  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                        -600             5.01  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                        -500             5.02  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                         900             5.02  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                       -1900             5.02  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                       -3000             5.03  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                        -500             5.04  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/11/2007  S.A.C. MultiQuant Fund, LLC                       -1000             5.05  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/12/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.66  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/12/2007  S.A.C. MultiQuant Fund, LLC                         200             4.74  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/12/2007  S.A.C. MultiQuant Fund, LLC                         200         4.828459  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/12/2007  S.A.C. MultiQuant Fund, LLC                         500             4.84  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/12/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.85  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/12/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.86  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/12/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.87  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/12/2007  S.A.C. MultiQuant Fund, LLC                         200             4.89  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/12/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.92  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/12/2007  S.A.C. MultiQuant Fund, LLC                         400             4.92  CAD
----------------- ----------------------------------------- -------------- ---------------- ---------------------------
       9/12/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.93  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/12/2007  S.A.C. MultiQuant Fund, LLC                         400             4.93  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/12/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.94  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/12/2007  S.A.C. MultiQuant Fund, LLC                         100             4.94  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/12/2007  S.A.C. MultiQuant Fund, LLC                         100             4.97  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/12/2007  S.A.C. MultiQuant Fund, LLC                         300             4.98  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                         200              4.6  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.63  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.74  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.76  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                         300             4.76  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                        2200             4.77  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                         200         4.777929  CAD
----------------- ----------------------------------------- -------------- ---------------- ---------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                       -1200             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                         200             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.79  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                       -1000              4.8  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                         500              4.8  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                         800             4.81  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.81  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                       -4100             4.82  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                         500             4.82  CAD
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

       9/13/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.82  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                       -1700             4.83  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                        -800             4.84  CAD
----------------- ----------------------------------------- -------------- ---------------- ---------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                       -2300             4.85  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                         500             4.86  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.86  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/13/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.87  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                         200             4.51  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                         700             4.58  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        1300              4.6  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                         500             4.61  CAD
----------------- ----------------------------------------- -------------- ---------------- ---------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        1500             4.62  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.63  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.63  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                         800             4.64  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.66  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                         600             4.67  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                         600             4.68  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                         400             4.69  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.69  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -300              4.7  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                         100              4.7  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -900              4.7  CAD
----------------- ----------------------------------------- -------------- ---------------- ---------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.71  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.71  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.72  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                         100             4.72  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                         900             4.74  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                         600             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                         500             4.79  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -600             4.79  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -500              4.8  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.84  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                         100             4.85  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.85  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                         400             4.87  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.88  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.89  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -500              4.9  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.92  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/14/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.93  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                       -1200             4.51  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                       53800             4.56  USD
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

       9/17/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.58  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                      -49800           4.5822  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.59  USD
----------------- ----------------------------------------- -------------- ---------------- ---------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                        -200              4.6  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.61  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                        -800             4.62  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.63  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.64  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                        -600             4.65  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.65  CAD
---------------- ----------------------------------------- -------------- ---------------- ---------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.67  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                       -4000             4.68  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                      -53800         4.686996  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.69  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                         500              4.7  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                       -1900             4.71  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                         400             4.71  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                      -64300            4.714  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                         100             4.72  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                       -2200             4.72  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                       -1800             4.73  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.73  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                        -300             4.73  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.74  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                         600             4.74  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                       -1300             4.75  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                         400             4.75  CAD
----------------- ----------------------------------------- -------------- ---------------- ---------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                        -900             4.76  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                        -300             4.77  CAD
------------------ ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                       -1100             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/17/2007  S.A.C. MultiQuant Fund, LLC                        -600             4.79  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.53  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                         500             4.56  CAD
----------------- ----------------------------------------- -------------- ---------------- ---------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                        -300             4.56  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.58  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                      -52500            4.594  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.61  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.62  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                         600             4.65  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.65  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.66  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                         500             4.66  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                      -78600            4.664  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.67  CAD
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

       9/18/2007  S.A.C. MultiQuant Fund, LLC                        1500             4.67  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                       -1000              4.7  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.72  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                       52500             4.72  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.73  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.74  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                        -600             4.75  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                         500             4.75  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                         400             4.76  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                       -1400             4.76  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                        2000             4.77  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.77  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                       -2500             4.78  CAD
---------------- ----------------------------------------- -------------- ---------------- ---------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                       -4000             4.79  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                      -52500         4.798352  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                       -1600              4.8  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/18/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.81  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/19/2007  S.A.C. MultiQuant Fund, LLC                         500             4.66  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/19/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.67  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/19/2007  S.A.C. MultiQuant Fund, LLC                         500             4.67  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/19/2007  S.A.C. MultiQuant Fund, LLC                         400             4.68  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/19/2007  S.A.C. MultiQuant Fund, LLC                         100             4.73  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/19/2007  S.A.C. MultiQuant Fund, LLC                         700             4.74  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/19/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.74  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/19/2007  S.A.C. MultiQuant Fund, LLC                       -1800             4.75  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/19/2007  S.A.C. MultiQuant Fund, LLC                         300             4.76  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/19/2007  S.A.C. MultiQuant Fund, LLC                       -2300             4.76  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/19/2007  S.A.C. MultiQuant Fund, LLC                         500             4.77  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/19/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.77  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/19/2007  S.A.C. MultiQuant Fund, LLC                        -700             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/19/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.79  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/19/2007  S.A.C. MultiQuant Fund, LLC                         500             4.81  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/19/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.81  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/19/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.84  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.73  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                         300             4.74  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.75  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                       -1400             4.76  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                         300             4.76  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        1300             4.77  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.77  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        1800             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                         300             4.79  CAD
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

       9/20/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.81  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.83  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.86  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                         500             4.86  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.87  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        1100             4.87  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        2600             4.88  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                         300             4.89  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.89  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                       -1600              4.9  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                         500              4.9  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                       -2700             4.91  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        2000             4.91  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                       -1300             4.92  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        3100             4.92  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.93  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        1100             4.93  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.94  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                       -1500             4.95  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.95  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.96  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        1700             4.96  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.97  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                       -1500             4.98  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                         300             4.98  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.99  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                         500             4.99  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                         200             4.99  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                        -200         4.993493  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                       -1500                5  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/20/2007  S.A.C. MultiQuant Fund, LLC                         500                5  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                         500             4.75  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                         800             4.77  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                         200             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.79  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                         100             4.79  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                      -51600             4.79  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                       51600         4.792156  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                       51600           4.7925  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                         600              4.8  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                        -300             4.81  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                        1400             4.81  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.82  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                         400             4.82  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------


       9/21/2007  S.A.C. MultiQuant Fund, LLC                       -1500             4.83  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                         100             4.84  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                         500             4.85  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.85  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.86  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                         400             4.86  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                         500             4.87  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                        -300             4.88  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                         500              4.9  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/21/2007  S.A.C. MultiQuant Fund, LLC                         600             4.99  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/24/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.75  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/24/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.76  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/24/2007  S.A.C. MultiQuant Fund, LLC                      -53400             4.76  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/24/2007  S.A.C. MultiQuant Fund, LLC                         200             4.76  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/24/2007  S.A.C. MultiQuant Fund, LLC                       53400          4.76476  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/24/2007  S.A.C. MultiQuant Fund, LLC                        -200          4.76476  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/24/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.77  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/24/2007  S.A.C. MultiQuant Fund, LLC                       53400           4.7748  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/24/2007  S.A.C. MultiQuant Fund, LLC                       30500           4.7775  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/24/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/24/2007  S.A.C. MultiQuant Fund, LLC                        1000              4.8  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/24/2007  S.A.C. MultiQuant Fund, LLC                       -1000              4.8  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/24/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.82  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/24/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.84  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/24/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.89  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.59  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                         500             4.62  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.62  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                        -900             4.63  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                       -1500             4.64  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                       22800           4.6483  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                         500             4.66  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.67  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                         500             4.67  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                       -1900              4.7  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                         400              4.7  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                       -1400             4.71  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                       -1400             4.72  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.72  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.73  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.74  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                         500             4.74  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                      -23400             4.74  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                        1400             4.74  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------


       9/25/2007  S.A.C. MultiQuant Fund, LLC                       22800         4.746399  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                       -1400         4.746399  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.75  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/25/2007  S.A.C. MultiQuant Fund, LLC                        -300             4.75  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                         500             4.58  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                       -1500             4.58  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.59  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                        -500              4.6  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                         500             4.61  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                         500             4.62  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.62  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                        2000             4.63  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.63  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                        1500             4.64  CAD
----------------- ----------------------------------------- -------------- ---------------- ---------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                         500             4.66  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                         500             4.67  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                         200             4.68  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.69  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                        -600             4.73  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                         500             4.73  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                         300             4.74  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                         800             4.75  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                         700             4.77  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/26/2007  S.A.C. MultiQuant Fund, LLC                         500             4.81  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.57  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                         500             4.58  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                         500              4.6  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                        -200              4.6  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                       -2800             4.61  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                        -600             4.63  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                         100             4.63  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                        -700             4.64  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                         300             4.64  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                        1100             4.65  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                        -700             4.65  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                         300             4.65  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                        -300          4.65651  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.66  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                        1400             4.66  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                        1200             4.67  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                       -1800             4.67  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                       -1500             4.68  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------


       9/27/2007  S.A.C. MultiQuant Fund, LLC                         500             4.68  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                       -2000              4.7  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/27/2007  S.A.C. MultiQuant Fund, LLC                       -1100             4.71  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                         300             4.68  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                         500             4.68  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                         700             4.69  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                        3300              4.7  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                         500             4.71  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                        -600             4.71  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                        -200         4.710849  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                        1700             4.72  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                       -1100             4.72  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                        1100             4.73  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.73  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.74  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                         700             4.74  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                         200             4.74  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                        -800             4.75  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.76  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                        1500             4.76  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.77  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.79  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                       -1500              4.8  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       9/28/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.81  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                        1000             4.67  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.67  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.69  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                         500              4.7  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                        -500              4.7  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                        1400             4.71  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                         600             4.72  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                       -1500             4.72  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                         500             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                        -500              4.8  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                         500             4.81  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.81  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.82  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.83  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                        -400             4.84  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.85  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                         500             4.85  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                        -800             4.86  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------


       10/1/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.87  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                        1400             4.87  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.88  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                       -2000             4.89  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/1/2007  S.A.C. MultiQuant Fund, LLC                       -2000              4.9  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                         500             4.64  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.65  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                         100             4.66  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                        -100             4.66  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                         500             4.67  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                        2100             4.71  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                         800             4.72  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                       -1800             4.72  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.73  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                        -600             4.74  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                       18000             4.74  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                       45300            4.747  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                         200             4.75  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.75  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                         300             4.75  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.76  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.77  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                       -1000             4.78  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                         200              4.8  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                         500             4.85  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                         500             4.86  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                         200         4.919647  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/2/2007  S.A.C. MultiQuant Fund, LLC                        -200             4.93  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                         500             4.86  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                        1500             4.88  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                         100             4.89  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                        -500              4.9  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                        1000              4.9  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                        1400             4.91  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                         600             4.94  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                       -3000             4.95  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                         200             4.95  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                       23700           4.9579  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                         500             4.96  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                         500             4.97  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                        -500             4.99  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                         500             4.99  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                       -1000                5  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                         700                5  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------


       10/3/2007  S.A.C. MultiQuant Fund, LLC                         500             5.02  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                        -500             5.03  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                       69000         5.046591  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/3/2007  S.A.C. MultiQuant Fund, LLC                      -69000             5.06  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/4/2007  S.A.C. MultiQuant Fund, LLC                         500                5  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/4/2007  S.A.C. MultiQuant Fund, LLC                       -1000             5.03  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/4/2007  S.A.C. MultiQuant Fund, LLC                        2000             5.03  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/4/2007  S.A.C. MultiQuant Fund, LLC                        2000             5.04  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/4/2007  S.A.C. MultiQuant Fund, LLC                        -500             5.04  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/4/2007  S.A.C. MultiQuant Fund, LLC                        4000             5.05  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/4/2007  S.A.C. MultiQuant Fund, LLC                        1000             5.06  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/4/2007  S.A.C. MultiQuant Fund, LLC                        1000             5.07  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/4/2007  S.A.C. MultiQuant Fund, LLC                         500             5.08  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/4/2007  S.A.C. MultiQuant Fund, LLC                         500             5.09  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                         500                5  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                         800             5.01  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                         700             5.02  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                         300             5.05  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                        -500             5.05  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                       -1900             5.06  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                         500             5.06  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                       -2600             5.07  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                        -500             5.08  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                         100             5.12  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                       -1500             5.13  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                       -1000             5.14  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                         400             5.14  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                        3700             5.15  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                        2000             5.16  CAD
----------------- ----------------------------------------- -------------- ---------------- ---------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                       -1400             5.17  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                        -100             5.18  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/5/2007  S.A.C. MultiQuant Fund, LLC                        -500             5.19  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/8/2007  S.A.C. MultiQuant Fund, LLC                        -100          5.08305  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/8/2007  S.A.C. MultiQuant Fund, LLC                         100             5.15  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/8/2007  S.A.C. MultiQuant Fund, LLC                        -100             5.22  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/9/2007  S.A.C. MultiQuant Fund, LLC                       -5300             6.15  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/9/2007  S.A.C. MultiQuant Fund, LLC                        -300             6.19  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/9/2007  S.A.C. MultiQuant Fund, LLC                       -1000             6.19  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/9/2007  S.A.C. MultiQuant Fund, LLC                       -1000              6.2  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/9/2007  S.A.C. MultiQuant Fund, LLC                        -500             6.21  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/9/2007  S.A.C. MultiQuant Fund, LLC                       -1400             6.22  CAD
------------------ ----------------------------------------- -------------- ---------------- -------------------------
       10/9/2007  S.A.C. MultiQuant Fund, LLC                       -1000             6.23  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/9/2007  S.A.C. MultiQuant Fund, LLC                        -500             6.25  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/9/2007  S.A.C. MultiQuant Fund, LLC                         500             6.27  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------


       10/9/2007  S.A.C. MultiQuant Fund, LLC                       13400         6.273135  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/9/2007  S.A.C. MultiQuant Fund, LLC                        -500             6.28  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/9/2007  S.A.C. MultiQuant Fund, LLC                        1500             6.28  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/9/2007  S.A.C. MultiQuant Fund, LLC                         500             6.28  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/9/2007  S.A.C. MultiQuant Fund, LLC                       -1500             6.29  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/9/2007  S.A.C. MultiQuant Fund, LLC                        2000             6.38  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/9/2007  S.A.C. MultiQuant Fund, LLC                      -13400             6.38  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/9/2007  S.A.C. MultiQuant Fund, LLC                        6700             6.39  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
       10/9/2007  S.A.C. MultiQuant Fund, LLC                        5000              6.4  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                        -500             6.21  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                      -20300         6.211946  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                        -500             6.22  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                       -2900             6.23  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                       -1700             6.24  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                        -500             6.25  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                        4200             6.26  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                       -1000             6.26  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                        -500             6.27  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                         500             6.27  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                        -500             6.28  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                       -1000             6.33  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                       20300             6.33  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                       -4500             6.34  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                        -100            6.345  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                       -4400             6.35  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                       -2100             6.36  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                       -2000             6.37  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                        -800            6.375  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                       -3800             6.38  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/10/2007  S.A.C. MultiQuant Fund, LLC                       -1600             6.39  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/11/2007  S.A.C. MultiQuant Fund, LLC                       -1500             6.21  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/11/2007  S.A.C. MultiQuant Fund, LLC                        2800             6.21  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/11/2007  S.A.C. MultiQuant Fund, LLC                        1000             6.22  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/11/2007  S.A.C. MultiQuant Fund, LLC                       -1500             6.22  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/11/2007  S.A.C. MultiQuant Fund, LLC                         900             6.23  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/11/2007  S.A.C. MultiQuant Fund, LLC                        1500             6.24  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/11/2007  S.A.C. MultiQuant Fund, LLC                         500             6.25  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/11/2007  S.A.C. MultiQuant Fund, LLC                       -2800         6.266562  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/11/2007  S.A.C. MultiQuant Fund, LLC                       -2800             6.34  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/11/2007  S.A.C. MultiQuant Fund, LLC                       -1000             6.35  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/11/2007  S.A.C. MultiQuant Fund, LLC                         700             6.37  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/11/2007  S.A.C. MultiQuant Fund, LLC                         300             6.39  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/11/2007  S.A.C. MultiQuant Fund, LLC                        2800             6.42  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/12/2007  CR Intrinsic Investments, LLC                     50000             6.28  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------


      10/12/2007  CR Intrinsic Investments, LLC                      2300             6.29  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/12/2007  CR Intrinsic Investments, LLC                   1447700              6.3  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/12/2007  CR Intrinsic Investments, LLC                   2900000           6.3122  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/12/2007  S.A.C. MultiQuant Fund, LLC                        2500             6.32  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/12/2007  CR Intrinsic Investments, LLC                   2350400             6.32  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/12/2007  S.A.C. MultiQuant Fund, LLC                       -1500             6.33  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/12/2007  CR Intrinsic Investments, LLC                    250000             6.33  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/12/2007  S.A.C. MultiQuant Fund, LLC                        2600             6.33  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/12/2007  S.A.C. MultiQuant Fund, LLC                        4200             6.34  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/12/2007  S.A.C. MultiQuant Fund, LLC                       -1500             6.34  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/12/2007  S.A.C. MultiQuant Fund, LLC                       -1600             6.35  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/12/2007  S.A.C. MultiQuant Fund, LLC                         400             6.35  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/12/2007  S.A.C. MultiQuant Fund, LLC                         200             6.36  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/12/2007  S.A.C. MultiQuant Fund, LLC                       -1500             6.37  CAD
----------------- ----------------------------------------- -------------- ---------------- ---------------------------
      10/12/2007  S.A.C. MultiQuant Fund, LLC                        1500             6.37  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/12/2007  S.A.C. MultiQuant Fund, LLC                        -200              6.4  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/12/2007  S.A.C. MultiQuant Fund, LLC                       -1500              6.4  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/15/2007  CR Intrinsic Investments, LLC                   2250000             6.35  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/15/2007  S.A.C. MultiQuant Fund, LLC                       -1500             6.35  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/15/2007  CR Intrinsic Investments, LLC                    285400             6.36  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/15/2007  S.A.C. MultiQuant Fund, LLC                       -3000             6.36  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/15/2007  CR Intrinsic Investments, LLC                   1875000             6.36  CAD
------------------ ----------------------------------------- -------------- ---------------- --------------------------
      10/15/2007  S.A.C. MultiQuant Fund, LLC                       -1000             6.37  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/15/2007  S.A.C. MultiQuant Fund, LLC                        -100              6.4  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/16/2007  S.A.C. MultiQuant Fund, LLC                        -100             6.35  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/16/2007  S.A.C. MultiQuant Fund, LLC                        -700         6.359227  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/16/2007  S.A.C. MultiQuant Fund, LLC                       -4900             6.36  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/16/2007  S.A.C. MultiQuant Fund, LLC                        1500             6.36  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/16/2007  S.A.C. MultiQuant Fund, LLC                       -5600             6.37  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/16/2007  S.A.C. MultiQuant Fund, LLC                        -100             6.49  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/16/2007  S.A.C. MultiQuant Fund, LLC                         700             6.49  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/16/2007  S.A.C. MultiQuant Fund, LLC                        -200             6.51  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/16/2007  S.A.C. MultiQuant Fund, LLC                        -400             6.52  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/17/2007  S.A.C. MultiQuant Fund, LLC                        4200             6.35  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/17/2007  S.A.C. MultiQuant Fund, LLC                        4200             6.36  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/17/2007  S.A.C. MultiQuant Fund, LLC                        -400         6.366128  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/17/2007  S.A.C. MultiQuant Fund, LLC                        1300             6.37  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/17/2007  S.A.C. MultiQuant Fund, LLC                       -3800             6.37  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/17/2007  S.A.C. MultiQuant Fund, LLC                        -200             6.38  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/17/2007  S.A.C. MultiQuant Fund, LLC                        -300             6.52  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/17/2007  S.A.C. MultiQuant Fund, LLC                         400             6.52  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/17/2007  S.A.C. MultiQuant Fund, LLC                        -100             6.54  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/18/2007  S.A.C. MultiQuant Fund, LLC                       -3000             6.37  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/18/2007  S.A.C. MultiQuant Fund, LLC                       -3000             6.38  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------


      10/18/2007  S.A.C. MultiQuant Fund, LLC                        1500             6.38  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/19/2007  S.A.C. MultiQuant Fund, LLC                        1500             6.31  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/19/2007  S.A.C. MultiQuant Fund, LLC                       -1400             6.32  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/19/2007  S.A.C. MultiQuant Fund, LLC                       -4200             6.33  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/19/2007  S.A.C. MultiQuant Fund, LLC                       -4500             6.34  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/19/2007  S.A.C. MultiQuant Fund, LLC                       -1900             6.35  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/19/2007  S.A.C. MultiQuant Fund, LLC                       -4700             6.36  CAD
----------------- ----------------------------------------- -------------- ---------------- ---------------------------
      10/22/2007  S.A.C. MultiQuant Fund, LLC                        1500             6.27  CAD
----------------- ----------------------------------------- -------------- ---------------- ---------------------------
      10/22/2007  S.A.C. MultiQuant Fund, LLC                       -7200             6.28  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/22/2007  S.A.C. MultiQuant Fund, LLC                         300             6.28  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/22/2007  S.A.C. MultiQuant Fund, LLC                         200             6.28  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/22/2007  S.A.C. MultiQuant Fund, LLC                        -200             6.29  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/22/2007  S.A.C. MultiQuant Fund, LLC                        1500             6.27  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/22/2007  S.A.C. MultiQuant Fund, LLC                       -7200             6.28  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/22/2007  S.A.C. MultiQuant Fund, LLC                         500             6.28  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/22/2007  S.A.C. MultiQuant Fund, LLC                        -200             6.29  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/23/2007  S.A.C. MultiQuant Fund, LLC                       -1500             6.28  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/23/2007  S.A.C. MultiQuant Fund, LLC                         400             6.28  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/23/2007  S.A.C. MultiQuant Fund, LLC                         300             6.29  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/23/2007  S.A.C. MultiQuant Fund, LLC                        4500              6.3  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/23/2007  S.A.C. MultiQuant Fund, LLC                        1400             6.31  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/23/2007  S.A.C. MultiQuant Fund, LLC                       -1500             6.32  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/23/2007  S.A.C. MultiQuant Fund, LLC                        1400             6.32  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/23/2007  S.A.C. MultiQuant Fund, LLC                         100             6.49  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/23/2007  S.A.C. MultiQuant Fund, LLC                         400              6.5  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/23/2007  S.A.C. MultiQuant Fund, LLC                         400             6.51  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/23/2007  S.A.C. MultiQuant Fund, LLC                         100             6.52  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/23/2007  S.A.C. MultiQuant Fund, LLC                       -1600             6.52  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/23/2007  S.A.C. MultiQuant Fund, LLC                         600             6.54  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/24/2007  S.A.C. MultiQuant Fund, LLC                        6000             6.28  CAD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/24/2007  S.A.C. MultiQuant Fund, LLC                         100             6.48  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
      10/24/2007  S.A.C. MultiQuant Fund, LLC                         300             6.49  USD
----------------- ----------------------------------------- -------------- ---------------- --------------------------
